Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of CNBM or Sinoma, nor is it any solicitation of any vote or approval in any jurisdiction.

(a joint stock limited company incorporated in the People’s Republic of China with limited liability) (Stock code: 3323)	(a joint stock company incorporated in the People’s Republic of China with limited liability) (Stock code: 1893)

JOINT ANNOUNCEMENT

(1)       MERGER OF CNBM AND SINOMA

(2)       MAJOR TRANSACTION AND CONNECTED TRANSACTION FOR CNBM

(3)       SPECIFIC MANDATE BY CNBM TO ISSUE CNBM H SHARES AND CNBM UNLISTED SHARES

(4) PROPOSED AMENDMENTS TO THE ARTICLES OF ASSOCIATION OF CNBM AND

(5)       RESUMPTION OF TRADING

in no particular order

Joint Financial Advisers to CNBM

SUMMARY

1.	INTRODUCTION

The CNBM’s Board and the Sinoma’s Board are pleased to jointly announce that on 8 September 2017, CNBM and Sinoma entered into the Merger Agreement pursuant to which CNBM and Sinoma will implement the Merger subject to the terms and conditions of the Merger Agreement. After the Merger, Sinoma will be merged into and absorbed by CNBM in accordance with the PRC Company Law and other applicable PRC Laws.

2.	PROPOSED MERGER

The Exchange Ratio is 1.00 Sinoma Share to exchange for 0.85 CNBM Share, meaning that CNBM will issue:

(i) 0.85 CNBM H Share to exchange for 1.00 Sinoma H Share; and

(ii) 0.85 CNBM Unlisted Share to exchange for 1.00 Sinoma Unlisted Share.

The Exchange Ratio agreed by CNBM and Sinoma has given due consideration to factors such as capital market performance, business and operating results of CNBM and Sinoma.

3.	IMPLICATIONS UNDER THE LISTING RULES

The highest relevant percentage ratio for transaction classification under the Listing Rules in respect of the relevant acquisition and the issue and exchange of CNBM H Shares and CNBM Unlisted Shares pursuant to the Merger exceeds 25% and is lower than 100%. As a result, the Merger will constitute a major acquisition for CNBM under Chapter 14 of the Listing Rules.

Also, as CNBM Parent, the controlling shareholder of CNBM, controls more than 30% of the equity interest in Sinoma through Sinoma Parent which is a wholly-owned subsidiary of CNBM Parent, Sinoma is an associate (as defined under the Listing Rules) of CNBM Parent and hence a connected person of CNBM under the Listing Rules. The Merger therefore also constitutes a connected transaction of CNBM under Chapter 14A of the Listing Rules.

Further, pursuant to Rule 19A.38 of the Listing Rules, the issue of the new CNBM H Shares and CNBM Unlisted Shares pursuant to the Merger will be pursuant to a special mandate which requires approvals by a special resolution by a majority of not less than two-thirds of the votes cast by way of poll by each of the CNBM Shareholders at the CNBM EGM, the CNBM Domestic Shareholders at the CNBM Domestic Shareholders’ Class Meeting and the CNBM H Shareholders at the CNBM H Shareholders’ Class Meeting.

4.	RESUMPTION OF TRADING

At the request of CNBM, trading in the CNBM H Shares on the Stock Exchange was suspended from 9:00 a.m. on 7 September 2017. An application has been made by CNBM to the Stock Exchange for the resumption of trading in the CNBM H Shares from 9:00 a.m. on 11 September 2017.

At the request of Sinoma, trading in the Sinoma H Shares on the Stock Exchange was suspended from 9:00 a.m. on 7 September 2017. An application has been made by Sinoma to the Stock Exchange for the resumption of trading in the Sinoma H Shares from 9:00 a.m. on 11 September 2017.

CNBM Shareholders, Sinoma Shareholders and potential investors in the securities of CNBM and/or the securities of Sinoma should be aware that the Merger is subject to the conditions set out in this joint announcement being satisfied or waived, as applicable, and neither CNBM nor Sinoma provides any assurance that any or all conditions can be satisfied, and the Merger may or may not be completed before the expiry of the validity period of the approval of the Merger by CNBM’s Board or Sinoma’s Board, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. CNBM Shareholders, Sinoma Shareholders and potential investors in the securities of CNBM and/or the securities of Sinoma should therefore exercise caution when dealing in CNBM Shares or Sinoma Shares. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional adviser.

NOTICE TO U.S. HOLDERS OF CNBM SHARES AND SINOMA SHARES

The Merger will involve the exchange of securities of two companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial statements included in this announcement have been prepared in accordance with Hong Kong Financial Reporting Standards and PRC GAAP and thus may not be comparable to financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

U.S. holders of CNBM Shares or Sinoma Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of CNBM and Sinoma is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of CNBM Shares or Sinoma Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of CNBM Shares or Sinoma Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

1.	INTRODUCTION

The CNBM’s Board and the Sinoma’s Board are pleased to jointly announce that on 8 September 2017, CNBM and Sinoma entered into the Merger Agreement pursuant to which CNBM and Sinoma will implement the Merger subject to the terms and conditions of the Merger Agreement. After the Merger, Sinoma will be merged and absorbed by CNBM in accordance with the PRC Company Law and other applicable PRC Laws.

2.	BACKGROUND INFORMATION OF THE MERGER

(1)	Merger of CNBM Parent and Sinoma Parent

As approved by the SASAC, Sinoma Parent was transferred to CNBM Parent at nil consideration and became a wholly-owned subsidiary of CNBM Parent after the completion of the registration with relevant industry and commerce authorities (the “Parents Reorganisation”). The Parents Reorganisation was part of the supply side reform initiative aiming at improving the operational efficiency and achieving synergies of the cement industry in the PRC from both revenue and cost perspectives. As disclosed in the announcements of CNBM and Sinoma both dated 8 March 2017, CNBM and Sinoma received notification from CNBM Parent, respectively, that the registration regarding the Parents Reorganisation with the relevant industry and commerce authorities in the PRC was completed.

(2)	Information on CNBM

CNBM, a state-owned enterprise, is a joint stock company incorporated in the PRC with limited liability. CNBM Group is mainly engaged in the cement, lightweight building materials, glass fibre, composite materials and engineering services businesses.

CNBM is owned directly and indirectly as to approximately 41.27% by CNBM Parent which is in turn wholly-owned by the SASAC.

CNBM is the largest cement company in the PRC with a total capacity of approximately 409 million tonnes (as at 30 June 2017).

Set out below is the financial information of CNBM Group (as extracted from the published financial statements of CNBM prepared in accordance with the International Financial Reporting Standards) for the two financial years ended 31 December 2015 and 31 December 2016 and the six months ended 30 June 2017.

	For the year ended 31 December 2015 (RMB million) (audited)	For the year ended 31 December 2016 (RMB million) (audited)	For the six months ended 30 June 2017 (RMB million) (unaudited)
Total assets	329,819	340,754	348,357
Equity attributable to shareholders of the company	41,916	41,850	42,557
Revenue	100,362	101,547	53,362
Profit attributable to shareholders of the company	1,019	1,058	885

(3)	Information on Sinoma

Sinoma, a state-owned enterprise, is a joint stock company incorporated in the PRC with limited liability. Sinoma Group is principally engaged in three business segments, namely cement equipment and engineering services, cement and high-tech materials, including glass fibre, composite materials, synthetic crystals and advanced ceramics.

Sinoma is owned directly and indirectly as to approximately 43.87% by Sinoma Parent which is in turn wholly-owned by CNBM Parent.

Sinoma is a leading cement engineering company and the fourth largest cement company in the PRC with a total capacity of approximately 112 million tonnes (as at 30 June 2017). Among Sinoma’s subsidiaries, Sinoma International Engineering Co., Ltd., Ningxia Building Materials Group Co., Limited and Gansu Qilianshan Cement Group Company Limited are listed on the Shanghai Stock Exchange; Sinoma Science & Technology Co., Ltd. and Xinjiang Tianshan Cement Co., Ltd. are listed on the Shenzhen Stock Exchange.

Set out below is the financial information of Sinoma Group (as extracted from the published financial statements of Sinoma prepared in accordance with PRC GAAP) for the two financial years ended 31 December 2015 and 31 December 2016 and the six months ended 30 June 2017.

	For the year ended 31 December 2015 (RMB million) (audited)	For the year ended 31 December 2016 (RMB million) (audited)	For the six months ended 30 June 2017 (RMB million) (unaudited)
Total assets	102,618	102,423	107,866
Ownership interests attributable to shareholders of the company	14,977	16,642	17,929
Revenue	53,259	50,577	25,106
Net profit attributable to shareholders of the company	804	585	596

(4)	Shareholding structure chart before and after the Merger

CNBM and Sinoma propose to implement the Merger by way of a merger by absorption and share-exchange. Under the Merger, CNBM will issue CNBM H Shares and CNBM Unlisted Shares to the Sinoma Share-Exchange Shareholders to merge with Sinoma by absorption, the Sinoma H Shares will be delisted from the Stock Exchange and cancelled and Sinoma will be deregistered. The following charts show the shareholding structure before and after the Merger:

Merger of CNBM and Sinoma by way of absorption and share-exchange:

Immediately after the Closing Date:

Notes:

1.	Includes the Third Party Provider(s) which will pay cash to CNBM Dissenting Shareholders who exercise their right as payment for their CNBM Shares (if any).

2.	Includes the Third Party Provider(s) which will pay cash to Sinoma Dissenting Shareholders who exercise the right as payment for their Sinoma Shares (if any) and will subsequently exchange such shares into CNBM Shares at the Exchange Ratio.

(5)	Rights and interests in CNBM Shares and Sinoma Shares and respective derivatives

As at the date of this joint announcement:

(i) there is no existing holding of voting rights and rights over Sinoma Shares which CNBM owns or over which it has control or direction;

(ii) there is no existing holding of voting rights and rights over Sinoma Shares which is owned or controlled or directed by any person acting in concert with CNBM, except that CNBM Parent wholly-owns Sinoma Parent, which owns approximately 43.87% in and consolidates the accounts of Sinoma, and CICC, one of the joint financial advisers to CNBM in respect of the Merger, owns 3,596,000 Sinoma H Shares, representing approximately 0.10% in Sinoma’s total issued share capital;

(iii) there is no existing holding of voting rights and rights over Sinoma Shares in respect of which CNBM or any person acting in concert with it has received an irrevocable commitment in relation to the voting of the resolutions in respect of the Merger;

(iv) there is no existing holding of voting rights and rights over Sinoma Shares in respect of which CNBM or any person acting in concert with it holds convertible securities, warrants or options;

(v) there is no outstanding derivative in respect of securities in Sinoma entered into by CNBM or any person acting in concert with it (except those which are exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code);

(vi) there is no arrangement (whether by way of option, indemnity or otherwise) in relation to CNBM Shares or Sinoma Shares and which might be material to the Merger;

(vii) there is no agreement or arrangement (other than the Merger Agreement) to which CNBM is a party which relates to the circumstances in which it may or may not invoke or seek to invoke a condition of the Merger; and

(viii) there are no relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in Sinoma which CNBM or any person acting in concert with it has borrowed or lent.

3.	PROPOSED MERGER

(1)	CNBM to Issue CNBM H Shares and CNBM Unlisted Shares in Exchange for Sinoma H Shares and Sinoma Unlisted Shares

CNBM proposes to issue 989,525,898 CNBM H Shares in exchange for all of the issued Sinoma H Shares at the Exchange Ratio.

CNBM proposes to issue 2,046,218,502 CNBM Unlisted Shares in exchange for all of the issued Sinoma Unlisted Shares at the Exchange Ratio.

Assuming the Merger has become unconditional and the Share Exchange has taken place and there is no change in share capital structures of CNBM and Sinoma immediately before the Share Exchange, CNBM will, in accordance with the terms of the Merger Agreement, issue 3,035,744,400 CNBM Shares, consisting of 989,525,898 CNBM H Shares and 2,046,218,502 CNBM Unlisted Shares (comprising 1,935,044,267 CNBM Domestic Shares and 111,174,235 CNBM Unlisted Foreign Shares). Immediately after the Closing Date, the aggregate number of CNBM Shares will be 8,434,770,662, among which 3,868,697,794 will be CNBM H Shares representing approximately 45.87% of its total issued share capital and 4,566,072,868 will be CNBM Unlisted Shares representing approximately 54.13% of its total issued share capital.

Upon the Share Exchange, CNBM will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Sinoma.

(2)	Exchange Ratio and Basis of Determination

The Exchange Ratio is 1.00 Sinoma Share to exchange for 0.85 CNBM Share, meaning that CNBM will issue:

(i) 0.85 CNBM H Share to exchange for 1.00 Sinoma H Share; and

(ii) 0.85 CNBM Unlisted Share to exchange for 1.00 Sinoma Unlisted Share.

The Exchange Ratio agreed by CNBM and Sinoma has given due consideration to factors such as capital market performance, business and operating results of CNBM and Sinoma.

(3)	Right of any Dissenting Shareholder

According to the CNBM’s Articles and Sinoma’s Articles and the PRC Company Law, any CNBM Dissenting Shareholder or Sinoma Dissenting Shareholder may request CNBM or Sinoma (as the case may be) or other CNBM Shareholders or Sinoma Shareholders (as the case may be) who have approved the Merger (collectively, the “Consenting Shareholders”) to acquire its CNBM Shares or Sinoma Shares (as the case may be) at a “fair price”. Under the Merger Agreement, CNBM and/or Sinoma (as the case may be) will designate a third party to undertake to assume such obligation of CNBM, Sinoma and/or the Consenting Shareholders (as the case may be). Please refer to the section headed “4. PRINCIPAL TERMS OF THE MERGER AGREEMENT” below.

Further details in relation to the right of the Dissenting Shareholders will be further announced by CNBM and Sinoma.

4.	PRINCIPAL TERMS OF THE MERGER AGREEMENT

On 8 September 2017, CNBM and Sinoma entered into the Merger Agreement in relation to the Merger. In addition to the terms set out in section headed “3. PROPOSED MERGER” above, the principal terms and conditions of the Merger Agreement include:

Parties	(1) CNBM; and (2) Sinoma

Overview of the Merger

The Merger will be implemented by CNBM merging Sinoma by way of absorption and share-exchange, namely:

(1) CNBM will issue (i) CNBM H Shares to the Sinoma Share-Exchange Shareholders holding Sinoma H Shares; and (ii) CNBM Unlisted Shares to the Sinoma Share-Exchange Shareholders holding Sinoma Unlisted Shares;

(2) CNBM will apply to the Stock Exchange for the listing of, and permission to deal in, the CNBM H Shares to be issued pursuant to the Merger Agreement;

(3) Sinoma will be delisted from the Stock Exchange and be deregistered; and

(4) Upon the Share Exchange, CNBM will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Sinoma.

The Merger will be effective as provided for by the PRC Company Law and will be subject to the Listing Rules and the Takeovers Code.

Consideration	The Sinoma Shares will be exchanged into CNBM Shares at the Exchange Ratio as follows:

▪          0.85 CNBM H Shares being issued in exchange for 1.00 Sinoma H Share;

▪          0.85 CNBM Domestic Shares being issued in exchange for 1.00 Sinoma Domestic Share; and

▪          0.85 CNBM Unlisted Foreign Shares being issued for 1.00 Sinoma Unlisted Foreign Share.

Application will be made to the Stock Exchange for the CNBM H Shares to be issued under the Merger to be listed and traded on the Stock Exchange.

During the period between date of the Merger Agreement and the Share Exchange Date, where there is any cash dividend distributed by CNBM and/or Sinoma, the Exchange Ratio will be adjusted based on the adjusted indicative value per share.

An indicative value of CNBM H Shares and/or Sinoma H Shares (as applicable) will be adjusted in accordance with the formula below:

P1=P0 – D

Where:

P1 = the adjusted indicative value per H share after adjustment;

P0 = the indicative value per H share before adjustment; and

D = the distributed cash dividend per H share.

For information purpose, the indicative value stated as P0 (i) per each CNBM H Share means the closing price of each CNBM H Share on the Last Trading Date (the “Indicative Value of CNBM H Share”); (ii) per each Sinoma H Share means the Indicative Value of CNBM H Share multiplied by 0.85.

Accordingly, the Exchange Ratio will be adjusted based on the adjusted indicative value per each H share. The adjusted Exchange Ratio for H shares and the adjusted Exchange Ratio for unlisted shares will be the same.

Ranking of H shares and unlisted shares to be issued by CNBM	The CNBM H Shares and CNBM Unlisted Shares to be issued by CNBM pursuant to the Merger are not subject to any lien, pledge, charge or other restriction, and all relevant rights will be attached to such shares, including the right to receive all dividends and other distributions (if any) declared, made or paid on or after the issue date, and such shares will rank pari passu with the existing CNBM Shares, except for any existing restrictions on the rights in respect of any Sinoma Share which will remain effective on such new CNBM Shares to be issued by CNBM pursuant to the Merger.

Treatment of fractions of shares

Under the Share Exchange pursuant to the Merger, the number of CNBM H Shares and CNBM Unlisted Shares obtained by Sinoma Share-Exchange Shareholders will be in whole numbers.

If the number of CNBM H Shares to be obtained by a Sinoma Shareholder through a share-exchange of Sinoma H Shares for CNBM H Shares at the Exchange Ratio will not result in a whole number, the Sinoma Share-Exchange Shareholders concerned will be ranked according to the fractional value after the decimal point from highest to lowest, and one additional CNBM H Share will be given to each such Sinoma Shareholder in such order until the aggregate number of H Shares actually exchanged is equal to the total number of CNBM H Shares proposed to be issued, i.e. 989,525,898 CNBM H Shares.

If the number of Sinoma Shareholders with the same fractional value after the decimal point is more than the number of remaining H Shares to be issued, CNBM H Shares will be allocated randomly by a computerised system until the aggregate number of CNBM H Shares actually exchanged is equal to the total number of CNBM H Shares proposed to be issued.

The method of dealing with fractions of CNBM H Shares described above will also apply to dealing with fractions of CNBM Unlisted Shares.

Conditions to becoming effective

The Merger Agreement shall become effective upon satisfaction of all of the following conditions (none of which shall be capable of being waived):

(1) the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Independent CNBM Shareholders present and voting in person or by proxy at each of the CNBM EGM, the CNBM H Shareholders’ Class Meeting and the CNBM Domestic Shareholders’ Class Meeting to approve the Merger and the issue of CNBM Shares pursuant thereto;

(2) (i) the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Sinoma Shareholders present and voting in person or by proxy at the Sinoma EGM to approve the Merger in accordance with the PRC Laws; and (ii) the passing of special resolution(s) by way of poll approving the Merger at the Sinoma H Shareholders’ Class Meeting to be convened for this purpose, provided that: (a) approval is given by at least 75% of the votes attaching to the Sinoma H Shares held by the Independent Sinoma H Shareholders that are cast either in person or by proxy; and (b) the number of votes cast against the resolution is not more than 10% of the votes attaching to all Sinoma H Shares held by the Independent Sinoma H Shareholders;

(3) the approval from the SASAC in respect of the Merger;

(4) the relevant approval from the CSRC;

(5) all necessary PRC domestic anti-trust filings for the Merger having been formally submitted and clearance having been obtained; and

(6) approval from the Stock Exchange for listing of the CNBM H Shares to be issued as consideration of the Share Exchange.

Conditions to implementation

Provided that the Merger Agreement has become effective, the implementation of the Merger shall be subject to satisfaction or appropriate waiver from (for the condition referred to in paragraph (1) below) both CNBM and Sinoma or (for the conditions referred to in paragraphs (2) and (4) below) from CNBM only or (for the condition referred to in paragraph (3) below) from Sinoma only of the following conditions:

(1) for the purposes of the Merger, CNBM and Sinoma having submitted anti-trust filings in the applicable jurisdictions where notification is legally required before completion of the legal procedures of the Merger, and having obtained or being deemed to have obtained all necessary approvals in relation to the Merger from the anti-trust authorities of such jurisdictions, or having passed a prescribed period without objection (as applicable);

(2) the grant by the CSRC of the waiver from the obligation of CNBM to make a mandatory general offer for the issued shares in the subsidiaries of Sinoma listed on the Shenzhen Stock Exchange or the Shanghai Stock Exchange as a result of the Merger;

(3) there being no material breach of the representations, warranties or undertakings given by CNBM in the Merger Agreement (in respect of the representations and warranties, they shall be deemed as if repeated immediately as of the time of the breach); and

(4) there being no material breach of the representations, warranties or undertakings given by Sinoma in the Merger Agreement (in respect of the representations and warranties, they shall be deemed as if repeated immediately as of the time of the breach).

Completion of the legal procedures of the Merger	Subject to the satisfaction of all conditions required for the Merger Agreement to become effective and satisfaction or appropriate waiver by CNBM and/or Sinoma (as the case may be) of all conditions to implementation, the legal procedures of the Merger shall complete on the later of (i) the date on which CNBM completes its business registration update in relation to the Merger; and (ii) the date on which Sinoma completes the cancellation of its business registration.

Right of a Dissenting Shareholder

If any Dissenting Shareholder exercises its right, CNBM and/or Sinoma (as the case may be) will designate a third party (the “Third Party Provider”) to undertake to assume the reasonable obligation which CNBM, Sinoma and/or the Consenting Shareholders may have towards such Dissenting Shareholder to acquire the CNBM Shares or Sinoma Shares (as the case may be) held by that Dissenting Shareholder at a fair price. The Sinoma Shares acquired by the Third Party Provider from the Dissenting Shareholders who exercise their right will be exchanged to CNBM Shares at the Exchange Ratio on the Share Exchange Date, and the exchanged CNBM Shares will be held by the Third Party Provider. Upon completion of the acquisition of the CNBM Shares or Sinoma Shares (as the case may be) held by such Dissenting Shareholder by the Third Party Provider, such Dissenting Shareholder will no longer be entitled to make any request to CNBM, Sinoma and/or other Consenting Shareholders, nor will the Sinoma Dissenting Shareholder be entitled to exchange for new CNBM Shares issued by CNBM for the purpose of the Merger.

A Dissenting Shareholder is required to satisfy the following criteria when exercising its right:

(1) (i) for a CNBM Shareholder, its having validly voted against the resolutions in respect of the Merger at each of the CNBM EGM and CNBM H Shareholders’ Class Meeting or CNBM Domestic Shareholders’ Class Meeting (as the case may be); and (ii) for a Sinoma Shareholder, having validly voted against the resolutions in respect of the Merger at each of Sinoma EGM and (for Sinoma H Shareholders) Sinoma H Shareholders’ Class Meeting;

(2) having been validly registered as a shareholder on the share register of CNBM or Sinoma (as the case may be) since the record date for (i) (for CNBM Shareholder) the CNBM EGM and CNBM H Shareholders’ Class Meeting or CNBM Domestic Shareholders’ Class Meeting (as applicable to such class shareholders); and (ii) (for Sinoma Shareholder) the Sinoma EGM and (if applicable) Sinoma H Shareholders’ Class Meeting, and having held such CNBM Share(s) or Sinoma Share(s) in respect of which it intends to exercise its right until the Exercise Date; and

(3) having successfully completed the declaration procedures during the Declaration Period.

Any CNBM Dissenting Shareholder or Sinoma Dissenting Shareholder who holds the following CNBM Share or Sinoma Share (as the case may be) is not entitled to exercise its right in respect of such shares held by them:

(1) any CNBM Share or Sinoma Share (as the case may be) which is subject to restrictions on its rights, including but not limited to relevant share which is subject to pledge, other third-party rights or judicial moratorium;

(2) any CNBM Share or Sinoma Share (as the case may be) the holder of which has undertaken to CNBM or Sinoma (as the case may be) to waive its right; or

(3) any CNBM Share or Sinoma Share (as the case may be) for which its right is not exercisable in accordance with applicable laws.

For the avoidance of doubt, if the Merger does not proceed as a result of the terms in respect of the Merger under the Merger Agreement failing to become effective or the conditions for implementation of the Merger Agreement not being satisfied in full or properly waived, the CNBM Dissenting Shareholders and the Sinoma Dissenting Shareholders (if any) shall not be entitled to exercise their right as described above.

Termination

The Merger Agreement may be terminated in any of the following circumstances:

(1) if a competent government authority imposes restrictions or prohibitions on completing the Merger which are final, binding and not capable of being appealed, either CNBM or Sinoma will be entitled to terminate the Merger Agreement by written notice;

(2) if the Merger Agreement cannot be performed due to any force majeure event which continues for 60 days (unless otherwise agreed to be extended by CNBM and Sinoma), either CNBM or Sinoma will be entitled to terminate the Merger Agreement by written notice; or

(3) if one party commits a material breach of the Merger Agreement and such material breach is not remedied by the defaulting party within 30 days following written notice from the non-defaulting party, the non-defaulting party will be entitled to unilaterally terminate the Merger Agreement by written notice.

Accumulated profits as at the Closing Date	Any accumulated profits of CNBM or Sinoma which remain undistributed as at the Closing Date of the Merger shall be for the benefit of shareholders of the Post-Merger CNBM according to the proportion of their shareholdings in the Post-Merger CNBM.

Pursuant to Note 2 to Rule 30.1 of the Takeovers Code, CNBM and Sinoma may only invoke any or all of the conditions (1) to (4) set out in the paragraph headed “Conditions to implementation” in this section or terminate the Merger Agreement in accordance with the paragraph headed “Termination” in this section as a basis for not proceeding with the Merger only if the circumstances which give rise to the right to invoke any such condition or termination right are of material significance to CNBM or Sinoma in the context of the Merger.

5.	CNBM’S SPECIFIC MANDATE TO ISSUE CNBM UNLISTED SHARES AND CNBM H SHARES

On 8 September 2017, CNBM’s Board also resolved to seek, at the CNBM EGM, CNBM Domestic Shareholders’ Class Meeting and CNBM H Shareholders’ Class Meeting, that it be granted an unconditional specific mandate enabling it, when the Merger is given effect and as required by the Merger, to determine and implement the issuance of approximately but not more than 989,525,898 CNBM H Shares and 2,046,218,502 CNBM Unlisted Shares (comprising 1,935,044,267CNBM Domestic Shares and 111,174,235CNBM Unlisted Foreign Shares respectively) and, and to have full authority to deal with any and all matters necessary for, beneficial to, or appropriate for the issuance of the CNBM Unlisted Shares and CNBM H Shares and to deal with any details of the issue, registration and transfer of relevant shares as well as matters relating to listing on the Stock Exchange (including the right to adjust the proposed price and numbers of new CNBM H Shares and CNBM Unlisted Shares to be issued to the extent allowed and in accordance with the applicable laws and regulations or requirements or requests by the applicable regulatory authorities).

Pursuant to the Merger Agreement, CNBM will apply to the Stock Exchange for the listing of and permission to deal in the CNBM H Shares to be issued under the Merger, which will be implemented after approval by the Stock Exchange.

6.	COMPARISONS OF VALUE

The Exchange Ratio is 1.00 Sinoma Share to exchange for 0.85 CNBM Share. The Exchange Ratio represents an implied premium for Sinoma H Shareholders when compared with the ratio between the market prices of Sinoma H Shares and CNBM H Shares during the specified trading period.

		Trading Periods Including the Last Trading Date
		1 Trading Day	20 Trading Days	90 Trading Days
H shares	Ratio between the market prices of Sinoma H Shares and CNBM H Shares	0.71	0.67	0.60
	Implied premium of the Exchange Ratio	19.19%	26.94%	42.60%

Notes:    (1) The market prices are the average closing prices during the specified trading period.

(2) Implied premium of the Exchange Ratio = 0.85/(market price of Sinoma H Shares/market price of CNBM H Shares) -1. The ratio is calculated by comparing the Exchange Ratio with the ratio determined by dividing the average closing prices of Sinoma H Shares by the average closing prices of the CNBM H Shares for the specified trading period.

The Merger will be implemented at the Exchange Ratio. The comparisons below are provided solely for the convenience of investors. They are illustrations only. Shareholders should use the comparisons with care and take into account other disclosures in this joint announcement, including the reasons and benefits of the Merger.

Based on the closing price of each CNBM H Share of HK$5.02 on the Stock Exchange on the Last Trading Date, the value of the consideration for each Sinoma H Share in the Merger represents:

(a)	a premium of approximately 19.19% over the closing price of each Sinoma H Share of HK$3.58 on the Stock Exchange on the Last Trading Date;

(b)	a premium of approximately 29.28% over the average closing price of HK$3.30 of each Sinoma H Share based on the average closing price of Sinoma H Shares on the Stock Exchange for the 20 trading days immediately prior to and including the Last Trading Date; and

(c)	a premium of approximately 52.96% over the average closing price of HK$2.79 of each Sinoma H Share based on the average closing price of Sinoma H Shares on the Stock Exchange for the 90 trading days immediately prior to and including the Last Trading Date.

Based on the closing price of each CNBM H Share of HK$5.02 on the Stock Exchange on the Last Trading Day, each CNBM H Share represents a discount of approximately 46.03% to the net asset value per CNBM H Share as at 31 December 2016; the value of the consideration for each Sinoma H Share in the Merger represents a discount of approximately 23.69% to the net asset value per Sinoma H Share as at 31 December 2016.

7.	REASONS AND BENEFITS OF THE MERGER

China’s building materials industry has built up solid strengths in the past decades as a result of investment in and construction of infrastructure and fixed assets and rapid development of the real estate industry in China. In recent years, however, the building materials industry (including cement) in some regions have been facing challenges in supply and demand as China’s economic development entered a new norm. Meanwhile, the trending topics of China’s economic growth stabilisation, supply side structural reform, the “Belt and Road Initiative” and international cooperation on production capacity have brought new opportunities for China’s building materials industry.

To better cope with the challenges and capture the development opportunities mentioned above, CNBM and Sinoma, as China’s leading and globally important building materials enterprises, intend to take the first-mover advantage in the course of transformation and upgrade of the building materials industry through the Merger, building a world’s leading group in the integrated materials sector to strengthen their leading status in the industry and enhance their competitiveness in international markets, and in turns enhance the interest for all shareholders. The Merger will bring the following benefits:

I. Strengthening leading industry status, enhancing global competitiveness

CNBM and Sinoma are China’s leading and globally important building materials enterprises, and the Merger will combine the forces of the two companies and complement each other's advantages. It is hoped that the Post-Merger CNBM will possess comprehensive and integrated competitive advantages in terms of industry layout, business scale, product and services, thereby further enhancing its competitiveness in the global building materials industry. It is expected that the Post-Merger CNBM will rank first globally in terms of cement production capacity, and enjoy world-leading status in various sectors including commercial concrete production, cement engineering service, gypsum boards production, fibre glass manufacturing (such as China Jushi Co., Ltd., an associate of the CNBM Group), wind turbine blades production.

II. Enriching regional and product layout, enhancing concentration and competitiveness of core business

Coordinating operation layout and strengthening market influence: In 2016, CNBM and Sinoma ranked first and the fourth among cement manufacturers in China, respectively, based on cement clinker production capacity. The Merger will increase concentration of the cement industry in some regions. It is expected that the Post-Merger CNBM will be able to strengthen the competitiveness of its core business by coordinating production planning and uniformly formulating sales strategy. It is expected that the Post-Merger CNBM will participate in the formulation of China’s cement industry policy with increased market influence and have a more positive impact on eliminating backward production capacity and strengthening self-discipline in the industry.

Expanding geographical coverage and reducing fluctuations in overall results: The geographical presence of the Post-Merger CNBM will become more diversified. It is expected that this will reduce fluctuations in operations caused by changes in demand and differences in competitive landscape across various regions, bringing more stable returns to all shareholders.

Enriching product mix and providing customers with all-round services: The Post-Merger CNBM will further optimise its full range of products and plan to provide customers with better quality and more diversified product choices. It is expected that this will increase opportunities for portfolio and cross sales to customers.

III. Consolidating the procurement, production and operation systems, achieving cost reduction and increase in efficiency

Expanding scale of procurement and sharing cost advantages: The Post-Merger CNBM will be able to further leverage the economies of scale in procurement by sharing the supplier base and advantageous channels of both companies to consolidate procurement demand and planning (such as establishing cooperative relationships with large-sized coal suppliers and power companies and centralising procurement).

Coordinating production and operation and sharing production technology: The Post-Merger CNBM will regularly conduct benchmarking of indicators and internal and external competition of production technologies, and is expected to practically increase production efficiency through sharing of patented technologies, production know-how, special techniques as well as mobility and deployment of key technical personnel.

Optimising operation system and saving operating costs: It is planned that the Post-Merger CNBM will consolidate the sales and management systems in some overlapping business segments and regions in order to drive a further reduction in operating costs.

IV. Consolidating overseas resources, strengthening cooperation in global markets

CNBM and Sinoma both possess market-leading production designs and general engineering contracting service ability in the global market, and enjoy outstanding advantages in glass engineering and cement engineering, respectively. The Post-Merger CNBM will strengthen its leading status in the global markets. By coordinating and planning of sales strategy and business layout as well as cooperating and sharing of business techniques, sales services and customer resources, it is expected that the Post-Merger CNBM will further strengthen the brand impact and participate in global competition by combining the strengths of both companies.

V. Integration and sharing of R&D resources, enhancing ability to innovate

Prior to the Merger, each of CNBM and Sinoma possesses a strong R&D system and the ability to commercialise technologies. The R&D capability of the Post-Merger CNBM will rise to a new level. It is planned that the Post-Merger CNBM will share high-quality, sophisticated and advanced products as well as technological advantages to coordinate and consolidate the R&D resources of both companies, avoid and reduce waste of resources caused by duplicative development, enhance R&D efficiency, actively establish advanced technologies, conduct fundamental, pioneering and strategic studies, accelerate major technological breakthroughs with milestone significance to result in technological leadership and further enhance the Post-Merger CNBM’s capability to innovate.

VI. Enhancing liquidity in the capital market and improving the financing structure

Enhancing liquidity: There is a certain difference between the amount of trading activity of H shares of CNBM and Sinoma. The cumulative turnover rate of the H Share of CNBM and Sinoma for the thirty consecutive trading days immediately prior to and including the Last Trading Day is 33.76% and 15.43%, respectively. The transactions of CNBM in the Hong Kong market are relatively more active. The Merger is expected to significantly enhance the liquidity of shares held by Sinoma's existing H Shareholders and safeguard the interests of shareholders effectively.

Optimisation of financing structure and cost: Upon completion of the Merger, the expansion of businesses and asset scale of the Post-Merger CNBM is expected to further enhance and consolidate the status in the industry and enhance the credit level of debt financing. It is expected that the Post-Merger CNBM can leverage the industry leading credit rating and use various financing tools flexibly to achieve optimisation of financing structure and cost and improve the financial performance of the Post-Merger CNBM.

Laying the foundation of integration of subsequent businesses and assets: Upon completion of the Merger, the Post-Merger CNBM can conduct more in-depth planning and integration of the overall businesses and assets, make full use of the domestic and international capital market, leverage the financing functions of all levels of listed companies to optimize capital structure and support business development. Meanwhile, regarding CMBN and Sinoma have similar business before this transaction, Post-Merger CNBM will, in accordance with the requirements of relevant securities regulatory departments and subject to applicable laws and regulations and relevant regulatory rules, for the benefit of development of CNBM and A share subsidaries, implement relevant business further consolidation in a steady and proper manner.

After the Merger, CNBM and Sinoma may establish a new share or equity incentive scheme for certain of its employees with a view to increase the efficiency of the company’s operations. As at the date of this joint announcement, there is no formal decision or undertaking made by CNBM’s Board or Sinoma’s Board in relation to such scheme. The Post-Merger CNBM will make further announcement in relation to such scheme (if it is formally resolved by the board of directors of the Post-Merger CNBM to be established) in accordance with the requirements of the Listing Rules and applicable laws as and when appropriate.

Having taken into account the reasons for and benefits of the Merger and its effects as set out above, CNBM’s Board (other than members of the CNBM Independent Board Committee, whose views will be given after receiving the opinion of the CNBM Independent Financial Adviser) is of the view that the terms of the Merger are fair and reasonable and in the interests of CNBM and its shareholders as a whole.

Sinoma’s Board (other than members of the Sinoma Independent Board Committee, whose views will be given after receiving the opinion of the Sinoma Independent Financial Adviser) is of the view that the terms of the Merger are fair and reasonable and in the interests of Sinoma and its shareholders as a whole.

8.	IMPACT OF THE MERGER ON THE SHAREHOLDING STRUCTURES OF CNBM AND SINOMA

The shareholding structures of CNBM and Sinoma prior to the Merger are as follows:

	Number of Domestic Shares	Percentage of Domestic Shares	Number of Unlisted Foreign Shares	Percentage of Unlisted Foreign Shares	Percentage of Unlisted Shares	Number of H Shares	Percentage of H Shares	Total Number of Issued Shares
CNBM	2,519,854,366	46.67%	N/A	N/A	46.67%	2,879,171,896	53.33%	5,399,026,262
Sinoma	2,276,522,667	63.74%	130,793,218	3.66%	67.40%	1,164,148,115	32.60%	3,571,464,000

The shareholding structure of the Post-Merger CNBM immediately after the Closing Date is as follows:

	Number of Domestic Shares	Percentage of Domestic Shares	Number of Unlisted Foreign Shares	Percentage of Unlisted Foreign Shares	Percentage of Unlisted Shares	Number of H Shares	Percentage of H Shares	Total Number of Issued Shares
CNBM Shares issued prior to the Merger	2,519,854,366	29.87%	N/A	N/A	29.87%	2,879,171,896	34.13%	5,399,026,262

CNBM Shares issued in exchange for Sinoma Shares pursuant to the Merger	1,935,044,267	22.94%	111,174,235	1.32%	24.26%	989,525,898	11.73%	3,035,744,400

Total issued shares of the Post-Merger CNBM	4,454,898,633	52.82%	111,174,235	1.32%	54.13%	3,868,697,794	45.87%	8,434,770,662

9.	PROPOSED AMENDMENTS TO CNBM’S ARTICLES

It is proposed that, subject to the taking place of the Closing Date, the CNBM’s Articles will be amended to (among others) deal with the change of capital structure of CNBM after the Merger. A special resolution to approve amendments to the CNBM’s Articles will be put to the CNBM Shareholders at the CNBM EGM. Details regarding the proposed amendments to the CNBM’s Articles are set out in the Appendix to this joint announcement.

10.	IMPLICATIONS UNDER THE LISTING RULES In respect of CNBM

The highest relevant percentage ratio for transaction classification under the Listing Rules in respect of the relevant acquisition and the issue and exchange of CNBM H Shares and CNBM Unlisted Shares pursuant to the Merger exceeds 25% and is lower than 100%. As a result, the Merger will constitute a major acquisition for CNBM under Chapter 14 of the Listing Rules.

Also, as CNBM Parent, the controlling shareholder of CNBM, controls more than 30% of the equity interest in Sinoma through Sinoma Parent which is a wholly-owned subsidiary of CNBM Parent, Sinoma is an associate (as defined under the Listing Rules) of CNBM Parent and hence a connected person of CNBM under the Listing Rules. The Merger therefore also constitutes a connected transaction of CNBM under Chapter 14A of the Listing Rules.

Further, pursuant to Rule 19A.38 of the Listing Rules, the issue of the new CNBM H Shares and CNBM Unlisted Shares pursuant to the Merger will be pursuant to a special mandate which requires approvals by a special resolution by a majority of not less than two-thirds of the votes cast by way of poll by each of the CNBM Shareholders at the CNBM EGM, the CNBM Domestic Shareholders at the CNBM Domestic Shareholders’ Class Meeting and the CNBM H Shareholders at the CNBM H Shareholders’ Class Meeting.

11.	SINOMA’S BOARD APPROVAL, SINOMA INDEPENDENT BOARD COMMITTEE AND SINOMA INDEPENDENT FINANCIAL ADVISER

Sinoma’s Board approved the Merger and its related matters at its board meeting on 8 September 2017. Such approval has a validity period of 12 months from the date of the relevant approvals of the Merger at the Sinoma EGM, Sinoma H Shareholders’ Class Meeting, and if the relevant approval of the Merger by the CSRC is obtained during such 12-month period, the expiry date of the validity period will be automatically extended to completion of the Merger.

Sinoma’s Board has established the Sinoma Independent Board Committee, consisting of some of the non-executive directors and all of independent non-executive directors of Sinoma, being Shen Yungang, Wang Fengting, Leung Chong Shun, Lu Zhengfei and Wang Zhulin. The non-executive directors of Sinoma Mr. Li Xinhua and Mr. Li Jianlun are excluded from the Sinoma Independent Board Committee due to their position in Sinoma Parent which thus constitutes their direct or indirect interest in the Merger. Such committee will advise the Independent Sinoma Shareholders as to: (a) whether the terms of the Merger is fair and reasonable for the purpose of the Takeovers Code; and (b) whether to vote in favour of the Merger at the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting.

The Sinoma Independent Financial Adviser will be appointed by the Sinoma Independent Board Committee to provide advice to it in respect of the Merger. An announcement will be made by Sinoma as soon as possible after the appointment of such independent financial adviser. The Sinoma Independent Board Committee is evaluating the Merger and its views and recommendations will be set out in the Composite Document to be despatched to the Sinoma H Shareholders.

12.	PROPOSED WITHDRAWL OF LISTING OF SINOMA H SHARES

Following completion of the Merger, Sinoma Shares will cease to have effect as documents or evidence of title. Upon satisfaction of all the conditions to the effectiveness of the Merger, Sinoma will apply to the Stock Exchange for voluntary withdrawal of the listing of the Sinoma H Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules, which is subject to the requirements under Chapter 6 of the Listing Rules and the approval of the Listing Committee of the Stock Exchange.

Sinoma will issue separate announcement(s) notifying Sinoma H Shareholders of the proposed withdrawal of listing and the exact dates and relevant arrangements for the last day for dealing in Sinoma H Shares on the Stock Exchange as well as when the formal delisting of the Sinoma H shares will become effective.

The listing of the Sinoma H Shares on the Stock Exchange will not be withdrawn if the Merger is not approved or lapses or does not become unconditional for any reason.

13.	CNBM’S BOARD APPROVAL, CNBM’S INDEPENDENT BOARD COMMITTEE AND CNBM INDEPENDENT FINANCIAL ADVISER

CNBM’s Board approved the Merger and its related matters at its board meeting on 8 September 2017. Such approval has a validity period of 12 months from the date of the relevant approvals of the Merger at the CNBM EGM, CNBM H Shareholders’ Class Meeting and CNBM Domestic Shareholders’ Class Meeting, and if the relevant approval of the Merger by the CSRC is obtained during such 12-month period, the expiry date of the validity period will be automatically extended to completion of the Merger.

CNBM’s Board has established the CNBM Independent Board Committee, consisting of all independent non-executive directors of CNBM, being Mr. Sun Yanjun, Mr. Liu Jianwen, Mr. Zhou Fangsheng, Mr. Qian Fengsheng and Ms. Xia Xue. Such committee will advise the Independent CNBM Shareholders as to: (a) whether the terms of the Merger are fair and reasonable for the purpose of its being a connected transaction under the Listing Rules; and (b) whether to vote in favour of the Merger at the CNBM EGM, the CNBM H Shareholders’ Class Meeting and the CNBM Domestic Shareholders’ Class Meeting (as the case may be).

The CNBM Independent Financial Adviser will be appointed by the CNBM Independent Board Committee to provide advice to it in respect of the Merger for the purpose of it being a connected transaction under the Listing Rules. An announcement will be made by CNBM as soon as possible after the appointment of such independent financial adviser. The CNBM Independent Board Committee will evaluate the Merger and its views and recommendations will be set out in the circular relating to the Merger to be despatched to CNBM H Shareholders.

14.	SINOMA EGM AND SINOMA H SHAREHOLDERS’ CLASS MEETING AND THE COMPOSITE DOCUMENT

Sinoma will convene the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting for the Sinoma Shareholders to consider and, if thought fit, approve matters including the Merger. The Composite Document containing, amongst others, (i) further details of the Merger and the Merger Agreement and other matters in relation to the Merger; (ii) a letter of advice issued by the Sinoma Independent Financial Adviser to the Sinoma Independent Board Committee; and (iii) recommendations and advice from the Sinoma Independent Board Committee, together with a notice of the Sinoma EGM, a notice of the Sinoma H Shareholders’ Class Meeting and proxy form are expected to be despatched to Sinoma H Shareholders as soon as practicable and in compliance with the Takeovers Code.

15.	CNBM EGM, CNBM H SHAREHOLDERS’ CLASS MEETING AND CNBM DOMESTIC SHAREHOLDERS’ CLASS MEETING AND CNBM’S CIRCULAR

CNBM will convene the CNBM EGM, the CNBM H Shareholders’ Class Meeting and the CNBM Domestic Shareholders’ Class Meeting for CNBM Shareholders to consider and, if thought fit, approve matters relating to the Merger. In accordance with the Listing Rules, a circular containing, amongst others, (i) further details of the Merger and the Merger Agreement, the granting of a specific mandate to CNBM’s Board for the issue of CNBM H Shares and CNBM Unlisted Shares, the proposed amendments to the CNBM’s Articles and other matters in relation to the Merger; (ii) a letter of advice issued by CNBM Independent Financial Adviser to the CNBM Independent Board Committee in respect of the Merger; and (iii) recommendations and advice from the CNBM Independent Board Committee on the Merger, together with a notice of the CNBM EGM, a notice of the CNBM H Shareholders’ Class Meeting and proxy form are expected to be despatched to CNBM H Shareholders on or around 29 September 2017.

16.	NEW CONTINUING CONNECTED TRANSACTIONS OF THE POST-MERGER CNBM

There may be new continuing connected transactions of the Post-Merger CNBM upon the Closing Date. Further announcement(s) will be made as appropriate.

17.	FURTHER AGREEMENTS OR ARRANGEMENTS

CNBM confirms that there are no other arrangements (whether by way of option, indemnity or otherwise) in relation to the CNBM Shares or the Sinoma Shares and which might be material to the Merger. CNBM further confirms that there are no agreements or arrangements to which it is a party which relate to the circumstances in which it may or may not invoke or seek to invoke a pre-condition or a condition to the Merger. Sinoma confirms that there are no other arrangements (whether by way of option, indemnity or otherwise) in relation to the CNBM Shares or the Sinoma Shares and which might be material to the Merger.

18.	RESPONSIBILITIES OF STOCKBROKERS, BANKS AND OTHER INTERMEDIARIES

In accordance with Rule 3.8 of the Takeovers Code, associates (including persons holding 5% or more of a class of relevant securities of CNBM and Sinoma) of CNBM and Sinoma are hereby reminded to disclose their dealings in any shares in CNBM and Sinoma pursuant to the requirements of the Takeovers Code.

In accordance with Rule 3.8 of the Takeovers Code, reproduced below is the full text of Note 11 to Rule 22 of the Takeovers Code:

“Responsibilities of stockbrokers, banks and other intermediaries

Stockbrokers, banks and others who deal in relevant securities on behalf of clients have a general duty to ensure, so far as they are able, that those clients are aware of the disclosure obligations attaching to associates and other persons under Rule 22 and that those clients are willing to comply with them. Principal traders and dealers who deal directly with investors should, in appropriate cases, likewise draw attention to the relevant Rules. However, this does not apply when the total value of dealings (excluding stamp duty and commission) in any relevant security undertaken for a client during any 7 day period is less than HK$1 million.

This dispensation does not alter the obligations of principals, associates and other persons themselves to initiate disclosure of their own dealings, whatever total value is involved.

Intermediaries are expected to co-operate with the Executive in its dealings enquiries. Therefore, those who deal in relevant securities should appreciate that stockbrokers and other intermediaries will supply the Executive with relevant information as to those dealings, including identities of clients, as part of that co-operation.”

19.	NUMBER OF RELEVANT SECURITIES IN ISSUE

As at the date of this joint announcement, relevant securities of CNBM in issue comprised 5,399,026,262 CNBM Shares of which there are 2,879,171,896 CNBM H Shares and 2,519,854,366 CNBM Domestic Shares.

As at the date of this joint announcement, relevant securities of Sinoma in issue comprised 3,571,464,000 Sinoma Shares of which there are 1,164,148,115 Sinoma H Shares, 2,276,522,667 Sinoma Domestic Shares and 130,793,218 Sinoma Unlisted Foreign Shares.

20.	RESUMPTION OF TRADING

At the request of CNBM, trading in the CNBM H Shares on the Stock Exchange was suspended from 9:00 a.m. on 7 September 2017. An application has been made by CNBM to the Stock Exchange for the resumption of trading in the CNBM H Shares from 9:00 a.m. on 11 September 2017.

At the request of Sinoma, trading in the Sinoma H Shares on the Stock Exchange was suspended from 9:00 a.m. on 7 September 2017. An application has been made by Sinoma to the Stock Exchange for the resumption of trading in the Sinoma H Shares from 9:00 a.m. on 11 September 2017.

21.	WARNING

CNBM Shareholders, Sinoma Shareholders and potential investors in the securities of CNBM and/or the securities of Sinoma should be aware that the Merger is subject to the conditions set out in this joint announcement being satisfied or waived, as applicable, and neither CNBM nor Sinoma provides any assurance that any or all conditions can be satisfied, and the Merger may or may not be completed before the expiry of the validity period of the approval of the Merger by CNBM’s Board or Sinoma’s Board, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. CNBM Shareholders, Sinoma Shareholders and potential investors in the securities of CNBM and/or the securities of Sinoma should therefore exercise caution when dealing in CNBM Shares or Sinoma Shares. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional adviser.

22.	DEFINITIONS

In this joint announcement, unless the context otherwise requires, the following expressions shall have the meanings set out below:

CICC	means China International Capital Corporation Hong Kong Securities Limited, one of the joint financial advisers to CNBM. CICC is a licensed corporation under the SFO, licensed to carry out Type 1 (dealing in securities), Type 2 (dealing in futures contracts), Type 4 (advising on securities), Type 5 (advising on futures contracts) and Type 6 (advising on corporate finance) regulated activities;

Closing Date	means the Share Exchange Date (or such other date as agreed by CNBM and Sinoma) upon which the Post-Merger CNBM will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Sinoma;

CNBM	means 中國建材股份有限公司 (China National Building Material Company Limited*), a joint stock limited company incorporated in the PRC with limited liability, whose H shares are listed and traded on the Stock Exchange;

CNBM’s Articles	means the articles of association of CNBM (including the rules of procedures for shareholders’ general meetings and the rules of procedures for board meetings);

CNBM’s Board	means CNBM’s board of directors;

CNBM Director(s)	means CNBM’s director(s);

CNBM Dissenting Shareholder	means a CNBM Shareholder who has cast an Effective Dissenting Vote in respect of each of the resolutions regarding the Merger at the CNBM EGM, (for the CNBM H Shareholders) the CNBM H Shareholders’ Class Meeting, and (for the CNBM Domestic Shareholders) the CNBM Domestic Shareholders’ Class Meeting (as the case may be);

CNBM Domestic Share(s)	means the CNBM domestic shares, with a RMB denominated par value of RMB1.00 each, representing approximately 46.67% of the issued share capital of CNBM as at the date of this joint announcement;

CNBM Domestic Shareholders	means the holders of CNBM Domestic Shares;

CNBM Domestic Shareholders’ Class Meeting	means CNBM’s class meeting to be convened for CNBM Domestic Shareholders, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger and relevant arrangements;

CNBM EGM	means CNBM’s extraordinary general meeting to be convened, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger, and relevant arrangements;

CNBM H Shareholders	means the holders of CNBM H Shares;

CNBM H Shareholders’ Class Meeting	means CNBM’s class meeting to be convened for CNBM H Shareholders, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger and relevant arrangements;

CNBM H Share(s)	means the ordinary shares issued by CNBM, with a RMB denominated par value of RMB1.00 each, which are subscribed for and paid up in Hong Kong dollars and are listed and traded on the Stock Exchange, representing approximately 53.33% of the issued share capital of CNBM as at the date of this joint announcement;

CNBM Independent Board Committee	means CNBM’s independent board committee established by CNBM for the purposes of considering the Merger, which comprises all of independent non-executive directors of CNBM, being Mr. Sun Yanjun, Mr. Liu Jianwen, Mr. Zhou Fangsheng, Mr. Qian Fengsheng and Ms. Xia Xue;

CNBM Independent Financial Adviser	means the independent financial adviser to be appointed by the CNBM Independent Board Committee to advise the CNBM Independent Board Committee and the Independent CNBM Shareholders in respect of (among others) the Merger;

CNBM Shareholders	means CNBM H Shareholders and CNBM Unlisted Shareholders;

CNBM Share(s)	means CNBM H Shares and CNBM Unlisted Shares;

CNBM Unlisted Foreign Share(s)	means the unlisted foreign shares of CNBM, with a RMB denominated par value of RMB1.00 each, to be issued by CNBM to the Sinoma Share-Exchange Shareholder(s) holding Sinoma Unlisted Foreign Shares;

CNBM Unlisted Share(s)	means the CNBM Domestic Shares and (if issued) the CNBM Unlisted Foreign Shares;

CNBM Group	means CNBM and its subsidiaries;

CNBM Parent	means 中國建材集團有限公司(China National Building Material Group Co., Ltd.), a state-owned enterprise wholly-owned by the SASAC, which directly and indirectly holds approximately 41.27% of CNBM’s issued share capital as at the date of this joint announcement;

Composite Document	means the document to be issued by or on behalf of CNBM and Sinoma to all Sinoma Shareholders in accordance with the Takeovers Code containing, among others, details of the Merger, as may be revised or supplemented as appropriate;

connected person(s)	has the meaning given to it in the Listing Rules;

controlling shareholder(s)	has the meaning given to it in the Listing Rules;

CSRC	means the China Securities Regulatory Commission;

Declaration Period	means a period after the approvals of the Merger at the CNBM EGM, CNBM H Shareholders’ Class Meeting, CNBM Domestic Shareholders’ Class Meeting, Sinoma EGM and Sinoma H Shareholders’ Class Meeting and during which (i) any CNBM Dissenting Shareholders may declare to exercise its right, which will be decided and announced by CNBM; and (ii) any Sinoma Dissenting Shareholder may declare to exercise its right, which will be decided and announced by Sinoma;

Dissenting Shareholders	means the CNBM Dissenting Shareholders and the Sinoma Dissenting Shareholders;

Effective Dissenting Votes	means any dissenting votes in relation to the Merger effectively cast by a shareholder in accordance with CNBM’s Articles or Sinoma’s Articles (as the case may be) and relevant laws and regulations through voting at the shareholders’ meeting;

Exchange Ratio	means 1.00 Sinoma Share to exchange for 0.85 CNBM Share, meaning that CNBM will issue:(i) 0.85 CNBM H Share to exchange for 1.00 Sinoma H Share; and (ii) 0.85 CNBM Unlisted Share to exchange for 1.00 Sinoma Unlisted Share;

Executive	means the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director;

Exercise Date	means the date on which (i) the CNBM Third Party Provider(s) pays cash consideration to CNBM Dissenting Shareholders who exercise their right and has the CNBM H Shares and CNBM Unlisted Shares held and effectively declared by such shareholders transferred to it, which will be decided and announced by CNBM; and (ii) the Sinoma Third Party Provider(s) pays cash consideration to Sinoma Dissenting Shareholders who exercise their right and has the Sinoma H Shares and Sinoma Unlisted Shares held and effectively declared by such shareholders transferred to it, which will be decided and announced by Sinoma;

HK$	means Hong Kong dollars, the lawful currency of Hong Kong;

Hong Kong	means the Hong Kong Special Administrative Region of the People’s Republic of China;

Independent CNBM Shareholders	means CNBM Shareholders other than CNBM Parent and its associates and parties who have interests in the Merger;

Independent Sinoma Shareholders	means Sinoma Shareholders other than (i) parties who have interests in the Merger; and (ii) CNBM and its concert parties (including Sinoma Parent);

Independent Sinoma H Shareholders	means Sinoma H Shareholders other than (i) parties who have interests in the Merger; and (ii) CNBM and its concert parties (including Sinoma Parent);

Last Trading Date	means 6 September 2017, the last trading day prior to the suspension of trading in the H shares of CNBM and Sinoma on the Stock Exchange respectively pending the issue of this joint announcement;

Listing Rules	means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

Merger	means the proposed merger by absorption of Sinoma by CNBM in accordance with the PRC Company Law and other applicable PRC Laws as contemplated under the Merger Agreement;

Merger Agreement	means the merger agreement entered into between CNBM and Sinoma on 8 September 2017 in relation to the Merger;

Morgan Stanley	means Morgan Stanley Asia Limited, one of the joint financial advisers to CNBM. Morgan Stanley is licensed for Type 1 (dealing in securities), Type 4 (advising on securities), Type 5 (advising on futures contracts), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO;

Offer Period	has the meaning ascribed to it under the Takeovers Code, being the period commencing on 8 September 2017 (the date of this joint announcement) and ending on the Closing Date;

Post-Merger CNBM	means CNBM after the Merger, as the surviving entity following the Merger with Sinoma;

PRC or China	means the People’s Republic of China, which for the purposes of this joint announcement does not include Hong Kong, the Macau Special Administrative Region and Taiwan unless the context otherwise specifies;

PRC Company Law	means the Company Law of the PRC, as amended, supplemented or otherwise modified from time to time;

PRC Laws	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations as may be in force and publicly available in the PRC from time to time;

Record Date for Share Exchange	means the trading day of the Stock Exchange, to be decided and announced by CNBM and Sinoma, on which a list of Sinoma Shareholders who are eligible to participate in the share-exchange and the number of shares held by such shareholders will be confirmed;

RMB	means Renminbi, the lawful currency of the PRC;

SASAC	means the State-owned Assets Supervision and Administration Commission of the State Council;

SFC	means the Securities and Futures Commission of Hong Kong;

SFO	means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (as revised, supplemented or otherwise modified from time to time);

Share Exchange; Share Exchange Date	means (i) with respect to Sinoma H shares means the date, to be decided and announced by CNBM and Sinoma, on which Sinoma Share-Exchange Shareholders exchange the Sinoma H Shares held by them into CNBM H Shares according to the Exchange Ratio, being the “H Share Share Exchange Date”; (ii) with respect to the Sinoma Domestic Shares means the date, to be decided and announced by CNBM and Sinoma, on which Sinoma Share-Exchange Shareholders exchange the Sinoma Domestic Shares held by them into CNBM Domestic Shares according to the Exchange Ratio, being the “Domestic Share Share Exchange Date”; and (iii) with respect to the Sinoma Unlisted Foreign Shares means the date, to be decided and announced by CNBM and Sinoma, on which Sinoma Share-Exchange Shareholders exchange the Sinoma Unlisted Foreign Shares held by them into CNBM Unlisted Foreign Shares according to the Exchange Ratio, being the “Unlisted Foreign Share Share Exchange Date” (collectively with the Domestic Share Exchange Date, the “Unlisted Share Share Exchange Date”), and “Share Exchange” means any of the above share exchange;

Sinoma	means Sinoma, a joint stock limited company incorporated in the PRC with limited liability, whose H shares are listed and traded on the Stock Exchange;

Sinoma’s Articles	means the articles of association of Sinoma (including the rules of procedures for shareholders’ general meetings and the rules of procedures for board meetings);

Sinoma’s Board	means Sinoma’s board of directors;

Sinoma Director(s)	means Sinoma’s director(s);

Sinoma Dissenting Shareholder	means a Sinoma Shareholder who has cast Effective Dissenting Votes in respect of each of the resolutions regarding the Merger between the parties in relation to the Merger at the Sinoma EGM and (for the Sinoma H Shareholders) the Sinoma H Shareholders’ Class Meeting (as the case may be);

Sinoma Domestic Share(s)	means the domestic shares of Sinoma, with a RMB denominated par value of RMB1.00 each, representing approximately 63.74% of the issued share capital of Sinoma as at the date of this joint announcement;

Sinoma Domestic Shareholders	means the holders of Sinoma Domestic Share(s);

Sinoma EGM	means Sinoma’s extraordinary general meeting to be convened, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger and relevant arrangements;

Sinoma H Share(s)	means the ordinary shares issued by Sinoma, with a RMB denominated par value of RMB1.00 each, which are subscribed for and paid up in Hong Kong dollars and are listed and traded on the Stock Exchange, representing approximately 32.60% of the issued share capital of Sinoma as at the date of this joint announcement;

Sinoma H Shareholders	means the holders of Sinoma H Shares;

Sinoma H Shareholders’ Class Meeting	means Sinoma’s class meeting to be convened for Sinoma H Shareholders, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger and relevant arrangements;

Sinoma Independent Board Committee	means Sinoma’s independent board committee established by Sinoma for the purposes of considering the Merger, which comprises some of the non-executive directors and all of independent non-executive directors of Sinoma, being Shen Yungang, Wang Fengting, Leung Chong Shun, Lu Zhengfei and Wang Zhulin;

Sinoma Independent Financial Adviser	means the independent financial adviser to be appointed by the Sinoma Independent Board Committee to advise the Sinoma Independent Board Committee and the Independent Sinoma Shareholders in respect of (among others) the Merger;

Sinoma Share-Exchange Shareholder(s)	means Sinoma Shareholders who are registered on the register of shareholders on the Record Date for Share Exchange including Sinoma Shareholders who do not declare, or are ineligible to declare, or invalidly declare to exercise the right to request for acquisition of their CNBM Shares or Sinoma Shares (as the case may be) as described in the paragraph headed “3. PROPOSED MERGER – (3) Right of the Dissenting Shareholders” above;

Sinoma Shareholders	means Sinoma H Shareholders and Sinoma Unlisted Shareholders;

Sinoma Share(s)	meansSinoma H Shares and Sinoma Unlisted Shares;

Sinoma Unlisted Foreign Share(s)	means the unlisted foreign shares of Sinoma, with a RMB denominated par value of RMB1.00 each, representing approximately 3.66% of the issued share capital of Sinoma as at the date of this joint announcement;

Sinoma Unlisted Foreign Shareholders	means the holders of Sinoma Unlisted Foreign Share(s);

Sinoma Unlisted Shareholders	means the Sinoma Domestic Shareholders and the Sinoma Unlisted Foreign Shareholders;

Sinoma Unlisted Share(s)	means the Sinoma Domestic Shares and the Sinoma Unlisted Foreign Shares;

Sinoma Group	means Sinoma and its subsidiaries;

Sinoma Parent	means 中國中材集團有限公司(China National Materials Group Corporation Ltd.), a state-owned enterprise wholly-owned by CNBM Parent, which directly and indirectly holds approximately 43.87% of Sinoma’s issued share capital as at the date of this joint announcement;

Stock Exchange	means The Stock Exchange of Hong Kong Limited;

Takeovers Code	means the Codes on Takeovers and Mergers published by the SFC (as revised, supplemented or otherwise modified from time to time);

trading day	means a day on which the Stock Exchange is open for dealing or trading in securities;

United States or U.S.	means the United States of America; and

%	means per cent.

By order of the board of	By order of the board of
China National Building Material Company Limited*	China National Materials Company Limited
Song Zhiping	Liu Zhijiang
Chairman	Chairman

Beijing, China

8 September 2017

As at the date of this joint announcement, CNBM’s Board comprises Mr. Song Zhiping, Mr. Cao Jianglin, Mr. Peng Shou, Mr. Cui Xingtai and Mr. Chang Zhangli as executive directors, Mr. Guo Chaomin, Mr. Chen Yongxin and Mr. Tao Zheng as non-executive directors and Mr. Sun Yanjun, Mr. Liu Jianwen, Mr. Zhou Fangsheng, Mr. Qian Fengsheng and Ms. Xia Xue as independent non-executive directors. The CNBM Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to Sinoma and Sinoma Parent) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of Sinoma) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

As at the date of this joint announcement, Sinoma’s Board comprises Mr. Liu Zhijiang and Mr. Peng Jianxin as executive directors, Mr. Li Xinhua, Mr. Li Jianlun, Mr. Shen Yungang and Mr. Wang Fengting as non-executive directors, and Mr. Leung Chong Shun, Mr. Lu Zhengfei and Mr. Wang Zhulin as independent non-executive directors. The Sinoma Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to CNBM and CNBM Parent) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of CNBM) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

* For identification purposes only

Appendix

Proposed amendments to the Articles of Association of CNBM

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

1	3.4

Shares issued by the Company to domestic investors for subscription in Renminbi are called domestic shares. Shares issued by the Company to foreign investors for subscription in a foreign currency are called foreign shares. Foreign shares listed outside overseas are called overseas listed foreign shares.

Both the holders of domestic shares and overseas listed foreign shares are the shareholders of ordinary shares, and have the same rights and obligations.

Shares issued by the Company to domestic investors for subscription in Renminbi are called domestic shares. Shares issued by the Company to foreign investors for subscription in a foreign currency are called foreign shares. Foreign shares listed overseas are called overseas listed foreign shares. Foreign shares which are unlisted overseas are called unlisted foreign shares.

“Foreign currency” as referred in the preceding paragraph shall include the legal tenders of other countries or territories, other than Renminbi, which are recognised by the foreign exchange competent authority of the State for payment of share subscription monies to the Company.

Shares issued by the Company to domestic investors for subscription in Renminbi are called domestic shares. Shares issued by the Company to foreign investors for subscription in a foreign currency are called foreign shares. Foreign shares listed overseas are called overseas listed foreign shares. Foreign shares which are unlisted overseas are called unlisted foreign shares.

“Foreign currency” as referred in the preceding paragraph shall include the legal tenders of other countries or territories, other than Renminbi, which are recognised by the foreign exchange competent authority of the State for payment of share subscription monies to the Company.

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

Upon the approval of the State Council or the securities regulatory authority authorized by the State Council, and in accordance with relevant regulations of the Hong Kong Stock Exchange, domestic shares of the Company may be converted to overseas listed foreign shares.

Overseas listed foreign shares which have been admitted for listing on The Stock Exchange of Hong Kong Limited (“Hong Kong Stock Exchange”), the par value of which is denominated in Renminbi and which are subscribed for and traded in Hong Kong dollars shall be referred to as “H Shares”.

Domestic shares and unlisted foreign shares are referred to as unlisted shares. Unless otherwise provided in laws or regulations to the contrary of these Articles of Association, domestic shares and unlisted foreign shares shall be deemed to be the same class of shares.

The holders of domestic shares, unlisted foreign shares and overseas listed foreign shares are the shareholders of ordinary shares, and have the same rights and obligations.

Overseas listed foreign shares which have been admitted for listing on The Stock Exchange of Hong Kong Limited (“Hong Kong Stock Exchange”), the par value of which is denominated in Renminbi and which are subscribed for and traded in Hong Kong dollars shall be referred to as “H Shares”.

Domestic shares and unlisted foreign shares are referred to as unlisted shares. Unless otherwise provided in laws or regulations to the contrary of these Articles of Association, domestic shares and unlisted foreign shares shall be deemed to be the same class of shares.

The holders of domestic shares, unlisted foreign shares and overseas listed foreign shares are the shareholders of ordinary shares, and have the same rights and obligations.

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

Upon the approval of the State Council or the securities regulatory authority authorized by the State Council, and in accordance with relevant regulations of ~~the Hong Kong Stock Exchange~~ overseas stock exchange, ~~domestic shares~~ unlisted shares of the Company may be converted to overseas listed foreign shares. Listing and trading of such shares on overseas stock exchange shall also comply with the regulatory procedures, provisions and requirements of overseas securities market. No class meeting of shareholders is required to be convened for voting in respect of the trading of such shares on an overseas stock exchange.

				Upon the approval of the State Council or the securities regulatory authority authorized by the State Council, and in accordance with relevant regulations of overseas stock exchange, unlisted shares of the Company may be converted to overseas listed foreign shares. Listing and trading of such shares on overseas stock exchange shall also comply with the regulatory procedures, provisions and requirements of overseas securities market. No class meeting of shareholders is required to be convened for voting in respect of the trading of such shares on an overseas stock exchange.

2	3.6	As approved by the securities regulatory authority of the State Council, the Company issued additional 1,311,753,131 H shares upon its establishment, during which the holders of State-owned shares downsize their holdings in the Company by 127,832,817 shares, and such shares were subsequently converted into H shares.

As approved by the securities regulatory authority of the State Council, the Company issued additional 1,311,753,131 H shares upon its establishment, during which the holders of State-owned shares downsize their holdings in the Company by 127,832,817 shares, and such shares were subsequently converted into H shares.

As approved by the securities regulatory authority of the State Council, the Company issued additional 1,311,753,131 H shares upon its establishment, during which the holders of State-owned shares downsize their holdings in the Company by 127,832,817 shares, and such shares were subsequently converted into H shares.

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

Upon completion of the aforesaid issue of H shares, the Company’s share capital structure was as follows: 2,699,513,131 ordinary shares, of which 333,481,261 shares were held by China National Building Material Group Corporation, a promoter of the Company, representing 12.35% of the Company’s total ordinary shares in issue; 742,783,478 shares were held by Beijing New Building Material Group Company Limited, a promoter of the Company, representing 27.52% of the Company’s total ordinary shares in issue; 113,859,765 shares were held by China National Building Material Import and Export Company, a promoter of the Company, representing 4.22% of the Company’s total ordinary shares in issue; 69,216,154 shares were held by China Cinda Asset Management Co., Ltd., a promoter of the Company, representing 2.56% of the Company’s total ordinary shares in issue; 586,525 shares were held by China Building Materials Academy, a promoter of the Company, representing 0.02% of the Company’s total ordinary shares in issue; and 1,439,585,948 shares were held by holders of H shares, representing 53.33% of the Company’s total ordinary shares in issue.

Upon completion of the aforesaid issue of H shares, the Company’s share capital structure was as follows: 2,699,513,131 ordinary shares, of which 333,481,261 shares were held by China National Building Material Group Corporation, a promoter of the Company, representing 12.35% of the Company’s total ordinary shares in issue; 742,783,478 shares were held by Beijing New Building Material Group Company Limited, a promoter of the Company, representing 27.52% of the Company’s total ordinary shares in issue; 113,859,765 shares were held by China National Building Material Import and Export Company, a promoter of the Company, representing 4.22% of the Company’s total ordinary shares in issue; 69,216,154 shares were held by China Cinda Asset Management Co., Ltd., a promoter of the Company, representing 2.56% of the Company’s total ordinary shares in issue; 586,525 shares were held by China Building Materials Academy, a promoter of the Company, representing 0.02% of the Company’s total ordinary shares in issue; and 1,439,585,948 shares were held by holders of H shares, representing 53.33% of the Company’s total ordinary shares in issue.

Upon completion of the aforesaid issue of H shares, the Company’s share capital structure was as follows: 2,699,513,131 ordinary shares, of which 333,481,261 shares were held by China National Building Material Group Corporation, a promoter of the Company, representing 12.35% of the Company’s total ordinary shares in issue; 742,783,478 shares were held by Beijing New Building Material Group Company Limited, a promoter of the Company, representing 27.52% of the Company’s total ordinary shares in issue; 113,859,765 shares were held by China National Building Material Import and Export Company, a promoter of the Company, representing 4.22% of the Company’s total ordinary shares in issue; 69,216,154 shares were held by China Cinda Asset Management Co., Ltd., a promoter of the Company, representing 2.56% of the Company’s total ordinary shares in issue; 586,525 shares were held by China Building Materials Academy, a promoter of the Company, representing 0.02% of the Company’s total ordinary shares in issue; and 1,439,585,948 shares were held by holders of H shares, representing 53.33% of the Company’s total ordinary shares in issue.

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

		Upon distribution of bonus shares to the existing shareholders, the Company’s share capital structure was as follows: 5,399,026,262 ordinary shares, of which 666,962,522 shares were held by China National Building Material Group Corporation, a promoter of the Company, representing 12.35% of the Company’s total ordinary shares in issue; 1,485,566,956 shares were held by Beijing New Building Material Group Company Limited, a promoter of the Company, representing 27.52% of the Company’s total ordinary shares in issue; 227,719,530 shares were held by China National Building Material Import and Export Company, a promoter of the Company, representing 4.22% of the Company’s total ordinary shares in issue; 138,432,308 shares were held by China Cinda Asset Management Co., Ltd., a promoter of the Company, representing 2.56% of the Company’s total ordinary shares in issue; 1,173,050 shares were held by China Building Materials Academy, a promoter of the Company, representing 0.02% of the Company’s total ordinary shares in issue; and 2,879,171,896 shares were held by holders of H shares, representing 53.33% of the Company’s total ordinary shares in issue.	Upon distribution of bonus shares to the existing shareholders, the Company’s share capital structure was as follows: 5,399,026,262 ordinary shares, of which 666,962,522 shares were held by China National Building Material Group Corporation, a promoter of the Company, representing 12.35% of the Company’s total ordinary shares in issue; 1,485,566,956 shares were held by Beijing New Building Material Group Company Limited, a promoter of the Company, representing 27.52% of the Company’s total ordinary shares in issue; 227,719,530 shares were held by China National Building Material Import and Export Company, a promoter of the Company, representing 4.22% of the Company’s total ordinary shares in issue; 138,432,308 shares were held by China Cinda Asset Management Co., Ltd., a promoter of the Company, representing 2.56% of the Company’s total ordinary shares in issue; 1,173,050 shares were held by China Building Materials Academy, a promoter of the Company, representing 0.02% of the Company’s total ordinary shares in issue; and 2,879,171,896 shares were held by holders of H shares, representing 53.33% of the Company’s total ordinary shares in issue.	Upon distribution of bonus shares to the existing shareholders, the Company’s share capital structure was as follows: 5,399,026,262 ordinary shares, of which 666,962,522 shares were held by China National Building Material Group Corporation, a promoter of the Company, representing 12.35% of the Company’s total ordinary shares in issue; 1,485,566,956 shares were held by Beijing New Building Material Group Company Limited, a promoter of the Company, representing 27.52% of the Company’s total ordinary shares in issue; 227,719,530 shares were held by China National Building Material Import and Export Company, a promoter of the Company, representing 4.22% of the Company’s total ordinary shares in issue; 138,432,308 shares were held by China Cinda Asset Management Co., Ltd., a promoter of the Company, representing 2.56% of the Company’s total ordinary shares in issue; 1,173,050 shares were held by China Building Materials Academy, a promoter of the Company, representing 0.02% of the Company’s total ordinary shares in issue; and 2,879,171,896 shares were held by holders of H shares, representing 53.33% of the Company’s total ordinary shares in issue.

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

The merger by absorption of China National Materials Company Limited (“Sinoma”) by the Company by way of issue of 989,525,898 H shares to the holders of H shares of Sinoma and issue of 2,046,218,502 unlisted shares to the holders of unlisted shares of Sinoma.

Upon completion of the said merger by absorption, the Company’s share capital structure will be as follows: 8,434,770,662 ordinary shares, of which 4,454,898,633 shares will be domestic shares, representing 52.82% of the Company’s total ordinary shares in issue, among which 666,962,522 shares will be held by China National Building Material Group Corporation, a promoter of the Company, representing 7.91% of the Company’s total ordinary shares in issue; 1,485,566,956 shares will be held by Beijing New Building Material Group Company Limited, a promoter of the Company, representing 17.61% of the Company’s total ordinary shares in issue; 227,719,530 shares will be held by China National Building Material Import and Export Company, a promoter of the Company, representing 2.70% of the Company’s total ordinary shares in issue; 410,252,200 shares will be held by China Cinda Asset Management Co., Ltd., a promoter of the Company, representing 4.86% of the Company’s total ordinary shares in issue; 1,173,050 shares will be held by China Building Materials Academy, a promoter of the Company, representing 0.01% of the Company’s total ordinary shares in issue; 1,663,224,375 shares will be held by other holders of domestic shares, representing 19.72% of the Company’s total ordinary shares in issue; 111,174,235 shares will be unlisted foreign shares, representing 1.32% of the Company’s total ordinary shares in issue; and 3,868,697,794 shares will be H shares, representing 45.87% of the Company’s total ordinary shares in issue.

The merger by absorption of China National Materials Company Limited (“Sinoma”) by the Company by way of issue of 989,525,898 H shares to the holders of H shares of Sinoma and issue of 2,046,218,502 unlisted shares to the holders of unlisted shares of Sinoma.

Upon completion of the said merger by absorption, the Company’s share capital structure will be as follows: 8,434,770,662 ordinary shares, of which 4,454,898,633 shares will be domestic shares, representing 52.82% of the Company’s total ordinary shares in issue, among which 666,962,522 shares will be held by China National Building Material Group Corporation, a promoter of the Company, representing 7.91% of the Company’s total ordinary shares in issue; 1,485,566,956 shares will be held by Beijing New Building Material Group Company Limited, a promoter of the Company, representing 17.61% of the Company’s total ordinary shares in issue; 227,719,530 shares will be held by China National Building Material Import and Export Company, a promoter of the Company, representing 2.70% of the Company’s total ordinary shares in issue; 410,252,200 shares will be held by China Cinda Asset Management Co., Ltd., a promoter of the Company, representing 4.86% of the Company’s total ordinary shares in issue; 1,173,050 shares will be held by China Building Materials Academy, a promoter of the Company, representing 0.01% of the Company’s total ordinary shares in issue; 1,663,224,375 shares will be held by other holders of domestic shares, representing 19.72% of the Company’s total ordinary shares in issue; 111,174,235 shares will be unlisted foreign shares, representing 1.32% of the Company’s total ordinary shares in issue; and 3,868,697,794 shares will be H shares, representing 45.87% of the Company’s total ordinary shares in issue.

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

3	3.9	The Company’s registered capital is RMB5,399,026,262.	The Company’s registered capital is RMB8,434,770,662~~5,399,026,262~~.	The Company’s registered capital is RMB8,434,770,662.

4	6.12

Any shareholder who is registered in, or any person who requests to have his name entered in, the register of shareholders may, if his share certificate (the “original certificate”) is lost, apply to the Company for a replacement share certificate in respect of such shares (the “relevant shares”).

If a holder of domestic shares loses his share certificates and applies for their replacement, it shall be dealt with in accordance with the provisions of Article 144 of the Company Law.

......

Any shareholder who is registered in, or any person who requests to have his name entered in, the register of shareholders may, if his share certificate (the “original certificate”) is lost, apply to the Company for a replacement share certificate in respect of such shares (the “relevant shares”).

If a holder of domestic shares and a holder of unlisted foreign shares loses his share certificates and applies for their replacement, it shall be dealt with in accordance with the provisions of Article 143~~4~~ of the Company Law.

......

Any shareholder who is registered in, or any person who requests to have his name entered in, the register of shareholders may, if his share certificate (the “original certificate”) is lost, apply to the Company for a replacement share certificate in respect of such shares (the “relevant shares”).

If a holder of domestic shares and unlisted foreign shares loses his share certificates and applies for their replacement, it shall be dealt with in accordance with the provisions of Article 143 of the Company Law.

......

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

5	7.1

A shareholder of the Company is a person who lawfully holds shares of the Company and whose name has been entered in its register of shareholders.

A shareholder shall enjoy the relevant rights and assume the relevant obligations in accordance with the class and number of shares he holds. Shareholders holding the same class of shares shall be entitled to the same rights and assume the same obligations.

A shareholder of the Company is a person who lawfully holds shares of the Company and whose name has been entered in its register of shareholders.

A shareholder shall enjoy the relevant rights and assume the relevant obligations in accordance with the class and number of shares he holds. Shareholders holding the same class of shares shall be entitled to the same rights and assume the same obligations.

Holders of unlisted foreign shares and holders of domestic shares are in the same class of shareholders despite other provisions of these Articles of Association, especially for the holders of unlisted foreign shares who shall be entitled to participate in and vote at the same class of general meetings with holders of domestic shares and receive the notice convening the same class of general meetings, providing that the holders of unlisted foreign shares shall enjoy the following rights:

A shareholder of the Company is a person who lawfully holds shares of the Company and whose name has been entered in its register of shareholders.

A shareholder shall enjoy the relevant rights and assume the relevant obligations in accordance with the class and number of shares he holds. Shareholders holding the same class of shares shall be entitled to the same rights and assume the same obligations.

Holders of unlisted foreign shares and domestic shares are in the same class of shareholders despite other provisions of these Articles of Association, especially for the holders of unlisted foreign shares who shall be entitled to participate in and vote at the same class of general meetings with holders of domestic shares and receive the notice convening the same class of general meetings, providing that the holders of unlisted foreign shares shall enjoy the following rights:

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

The Company shall not exercise any of its powers to freeze or otherwise impair any of the rights attached to any shares of the Company by reason only that a person or persons who are interested directly or indirectly therein have failed to disclose their interests to the Company.

1. to receive dividends declared by the Company in foreign currencies; and

2. in the event of the winding-up of the Company, to remit their respective shares in the remaining assets (if any) of the Company out of the PRC in accordance with the applicable foreign exchange control laws and regulations in the PRC.

The Company shall not exercise any of its powers to freeze or otherwise impair any of the rights attached to any shares of the Company by reason only that a person or persons who are interested directly or indirectly therein have failed to disclose their interests to the Company.

1. to receive dividends declared by the Company in foreign currencies; and

2. in the event of the winding-up of the Company, to remit their respective shares in the remaining assets (if any) of the Company out of the PRC in accordance with the applicable foreign exchange control laws and regulations in the PRC.

The Company shall not exercise any of its powers to freeze or otherwise impair any of the rights attached to any shares of the Company by reason only that a person or persons who are interested directly or indirectly therein have failed to disclose their interests to the Company.

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

6	8.9

The notice of a general meeting shall be delivered to shareholders (regardless of whether they have the right to vote at the general meeting) personally or by prepaid mail. The addresses of the recipients shall be such addresses as shown in the register of shareholders. Such notice of the general meeting may also be given to holders of domestic shares by way of an announcement.

The announcement referred to in the preceding paragraph shall be published within a period of forty-five (45) to fifty (50) days prior to the date of the general meeting in one or more newspapers designated by the competent securities authorities under the State Council. Once such an announcement is made, all holders of the domestic shares shall be deemed to have received the notice of the general meeting.

The notice of a general meeting shall be delivered to shareholders (regardless of whether they have the right to vote at the general meeting) personally or by prepaid mail. The addresses of the recipients shall be such addresses as shown in the register of shareholders. Such notice of the general meeting may also be given to holders of domestic shares and holders of unlisted foreign shares by way of an announcement.

The announcement referred to in the preceding paragraph shall be published within a period of forty-five (45) to fifty (50) days prior to the date of the general meeting in one or more newspapers designated by the competent securities authorities under the State Council. Once such an announcement is made, all holders of the domestic shares and holders of unlisted foreign shares shall be deemed to have received the notice of the general meeting.

The notice of a general meeting shall be delivered to shareholders (regardless of whether they have the right to vote at the general meeting) personally or by prepaid mail. The addresses of the recipients shall be such addresses as shown in the register of shareholders. Such notice of the general meeting may also be given to holders of domestic shares and holders of unlisted foreign shares by way of an announcement.

The announcement referred to in the preceding paragraph shall be published within a period of forty-five (45) to fifty (50) days prior to the date of the general meeting in one or more newspapers designated by the competent securities authorities under the State Council. Once such an announcement is made, all holders of the domestic shares and holders of unlisted foreign shares shall be deemed to have received the notice of the general meeting.

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

		In respect of holders of overseas listed foreign shares, notices of general meetings may also be sent or given by other applicable means specified in Article 26.1 of these Articles of Association, subject to the laws and regulations of the place of listing of the shares of the Company and the relevant requirements of the Hong Kong Stock Exchange.	In respect of holders of overseas listed foreign shares, notices of general meetings may also be sent or given by other applicable means specified in Article 26.1 of these Articles of Association, subject to the laws and regulations of the place of listing of the shares of the Company and the relevant requirements of the Hong Kong Stock Exchange.	In respect of holders of overseas listed foreign shares, notices of general meetings may also be sent or given by other applicable means specified in Article 26.1 of these Articles of Association, subject to the laws and regulations of the place of listing of the shares of the Company and the relevant requirements of the Hong Kong Stock Exchange.

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

7	10.7

Notices of extraordinary Board meetings should be delivered by hand, post, facsimile or email, or by phone, provided that a written confirmation is received afterward from the person being notified.

Time limit for such notices: five (5) days prior to the date of the meeting.

Notices of extraordinary Board meetings should be delivered by hand, post, facsimile or email, or by phone, provided that a written confirmation is received afterward from the person being notified.

Time limit for such notices: five (5) days prior to the date of the meeting.

In case of emergency and it is necessary to hold extraordinary Board meetings as soon as possible, notices of the meeting can be circulated at any time by phone or any other oral means, but the convener shall provide explanations at the meeting.

Notices of extraordinary Board meetings should be delivered by hand, post, facsimile or email, or by phone, provided that a written confirmation is received afterward from the person being notified.

Time limit for such notices: five (5) days prior to the date of the meeting.

In case of emergency and it is necessary to hold extraordinary Board meetings as soon as possible, notices of the meeting can be circulated at any time by phone or any other oral means, but the convener shall provide explanations at the meeting.

8	17.19	Cash dividends or other payments payable by the Company to holders of its domestic shares shall be paid in RMB, and those payable to holders of overseas listed foreign shares shall be declared and calculated in RMB and paid in accordance with the relevant foreign exchange regulations of the State.

Cash dividends or other payments payable by the Company to holders of its domestic shares shall be paid in RMB~~,~~. Cash dividends or other payments payable by the Company to holders of its unlisted foreign shares shall be declared and calculated in RMB and paid in foreign currency. ~~and t~~Those payable to holders of overseas listed foreign shares shall be declared and calculated in RMB and paid in the currency of the listing place of such foreign shares. ~~accordance with the relevant foreign exchange regulations of the State.~~

				Cash dividends or other payments payable by the Company to holders of its domestic shares shall be paid in RMB. Cash dividends or other payments payable by the Company to holders of its unlisted foreign shares shall be declared and calculated in RMB and paid in foreign currency. Those payable to holders of overseas listed foreign shares shall be declared and calculated in RMB and paid in the currency of the listing place of such foreign shares.

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

9	17.20	Unless otherwise stipulated by relevant laws and administrative regulations, when cash dividends and other payments are paid in Hong Kong dollars, the exchange rate shall be equal to the average of the People’s Bank of China’s closing rate of exchange on each day of the week immediately preceding the date of declaration of payment of such dividends and other payments.	Dividends or other payments payable by the Company to holders of its foreign shares shall be handled in accordance with the relevant foreign exchange regulations of the State. Unless otherwise stipulated by relevant laws and administrative regulations, the applicable ~~when cash dividends and other payments are paid in Hong Kong dollars, the~~ exchange rate shall be equal to the average exchange rate of the People’s Bank of China’s closing rate of exchange on each day of the week immediately preceding the date of declaration of payment of such dividends and other payments.	The payment of dividends or other payments payable by the Company to holders of its foreign shares shall be handled in accordance with the relevant foreign exchange regulations of the State. Unless otherwise stipulated by relevant laws and administrative regulations, the applicable exchange rate shall be equal to the average exchange rate of the People’s Bank of China’s closing rate of exchange on each day of the week immediately preceding the date of declaration of payment of such dividends and other payments.

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

10	22.2

The merger of the Company may take the form of either merger by absorption or merger by new establishment.

In the event of a merger of the Company, all parties to the merger shall enter into a merger agreement and prepare balance sheets and inventories of assets. The Company shall notify its creditors within ten (10) days of the date of the Company’s resolution on merger and shall make a public announcement in newspapers at least three (3) times within thirty (30) days of the date of the passing of a resolution on merger.

After the merger the Company, the rights and liabilities of parties to the merger shall be assumed by the company which continues to exist after the merger or the newly established company.

The merger of the Company may take the form of either merger by absorption or merger by new establishment.

In the event of a merger of the Company, all parties to the merger shall enter into a merger agreement and prepare balance sheets and inventories of assets. The Company shall notify its creditors within ten (10) days of the date of the Company’s resolution on merger and shall make a public announcement in newspapers ~~at least three (3) times~~ within thirty (30) days of the date of the passing of a resolution on merger. The creditors may, within thirty (30) days upon receipt of the notice (for those who have not received the notice, within forty-five (45) days from the day of making a public announcement) request the Company to repay the liabilities or provide a guarantee correspondingly.

After the merger the Company, the rights and liabilities of parties to the merger shall be assumed by the company which continues to exist after the merger or the newly established company.

The merger of the Company may take the form of either merger by absorption or merger by new establishment.

In the event of a merger of the Company, all parties to the merger shall enter into a merger agreement and prepare balance sheets and inventories of assets. The Company shall notify its creditors within ten (10) days of the date of the Company’s resolution on merger and shall make a public announcement in newspapers within thirty (30) days of the date of the passing of a resolution on merger. The creditors may, within thirty (30) days upon receipt of the notice (for those who have not received the notice, within forty-five (45) days from the day of making a public announcement) request the Company to repay the liabilities or provide a guarantee correspondingly.

After the merger the Company, the rights and liabilities of parties to the merger shall be assumed by the company which continues to exist after the merger or the newly established company.

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

11	22.3

When the Company is divided, its assets shall be split up accordingly.

In the event of a division of the Company, all parties to the division shall enter into a division agreement and prepare balance sheets and inventories of assets. The Company shall notify its creditors within ten (10) days of the date of the Company’s resolution on division and shall make a public announcement in newspapers at least three (3) times within thirty (30) days of the date of the passing of a resolution on division.

The liabilities incurred by the Company before its division shall be assumed by the companies after the division in accordance with the agreement reached.

When the Company is divided, its assets shall be split up accordingly.

In the event of a division of the Company, all parties to the division shall enter into a division agreement and prepare balance sheets and inventories of assets. The Company shall notify its creditors within ten (10) days of the date of the Company’s resolution on division and shall make a public announcement in newspapers ~~at least three (3) times~~ within thirty (30) days of the date of the passing of a resolution on division.

Unless otherwise stipulated by the Company with the creditors in a written agreement on the repayment of liabilities before its division, the liabilities incurred by the Company before its division shall be assumed by the companies after the division jointly and severally. ~~The liabilities incurred by the Company before its division shall be assumed by the companies after the division in accordance with the agreement reached.~~

When the Company is divided, its assets shall be split up accordingly.

In the event of a division of the Company, all parties to the division shall enter into a division agreement and prepare balance sheets and inventories of assets. The Company shall notify its creditors within ten (10) days of the date of the Company’s resolution on division and shall make a public announcement in newspapers within thirty (30) days of the date of the passing of a resolution on division.

Unless otherwise stipulated by the Company with the creditors in a written agreement on the repayment of liabilities before its division, the liabilities incurred by the Company before its division shall be assumed by the companies after the division jointly and severally.

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

12	23.4	The liquidation committee shall notify creditors within ten (10) days from the date of its establishment and make a public announcement in newspapers at least three (3) times within sixty (60) days of that date. The liquidation committee shall register the creditor’s claims.	The liquidation committee shall notify creditors within ten (10) days from the date of its establishment and make a public announcement in newspapers ~~at least three (3) times~~ within sixty (60) days of that date. The creditors shall report the creditor’s claims to the liquidation committee within thirty (30) days upon receipt of the notice (those who have not received the notice shall report their claims within forty-five (45) days from the day of the making of the public announcement). The liquidation committee shall register the creditor’s claims.	The liquidation committee shall notify creditors within ten (10) days from the date of its establishment and make a public announcement in newspapers within sixty (60) days of that date. The creditors shall report the creditor’s claims to the liquidation committee within thirty (30) days upon receipt of the notice (those who have not received the notice shall report their claims within forty-five (45) days from the day of the making of the public announcement). The liquidation committee shall register the creditor’s claims.

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

13	25.1

The Company shall act according to the following principles to settle disputes:

(1) Whenever any disputes or claims arise between holders of the overseas listed foreign shares and the Company, holders of the overseas listed foreign shares and the Company’s Directors, supervisors, general managers or other senior management members, or holders of the overseas listed foreign shares and holders of domestic shares, based on the Articles of Association or any rights or obligations conferred or imposed by the PRC Company Law or any other relevant laws and administrative regulations concerning the affairs of the Company, such disputes or claims shall be referred by the relevant parties to arbitration.

......

The Company shall act according to the following principles to settle disputes:

(1) Whenever any disputes or claims arise between holders of the overseas listed foreign shares and the Company, holders of the overseas listed foreign shares and the Company’s Directors, supervisors, general managers or other senior management members, or holders of the overseas listed foreign shares and holders of domestic shares or holders of unlisted foreign shares, based on the Articles of Association or any rights or obligations conferred or imposed by the PRC Company Law or any other relevant laws and administrative regulations concerning the affairs of the Company, such disputes or claims shall be referred by the relevant parties to arbitration.

......

The Company shall act according to the following principles to settle disputes:

(1) Whenever any disputes or claims arise between holders of the overseas listed foreign shares and the Company, holders of the overseas listed foreign shares and the Company’s Directors, supervisors, general managers or other senior management members, or holders of the overseas listed foreign shares and holders of domestic shares or holders of unlisted foreign shares, based on the Articles of Association or any rights or obligations conferred or imposed by the PRC Company Law or any other relevant laws and administrative regulations concerning the affairs of the Company, such disputes or claims shall be referred by the relevant parties to arbitration.

......

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

14	26.1

Save as otherwise provided in the Articles of Association and subject to the laws and administrative regulations and the listing rules of the place of listing, any corporate communications to be issued by the Company may be sent by any of the following means:

(1) by hand;

(2) by post;

(3) by facsimile, electronic mail, disc or other electronic means;

(4) in a manner of publishing on the website designated by the Company and the Hong Kong Stock Exchange;

Save as otherwise provided in the Articles of Association and subject to the laws and administrative regulations and the listing rules of the place of listing, any corporate communications to be issued by the Company may be sent by any of the following means:

(1) by hand;

(2) by post;

(3) by facsimile, electronic mail, disc or other electronic means;

(4) in a manner of publishing on the website designated by the Company and the Hong Kong Stock Exchange;

(5) in the form of an announcement;

Save as otherwise provided in the Articles of Association and subject to the laws and administrative regulations and the listing rules of the place of listing, any corporate communications to be issued by the Company may be sent by any of the following means:

(1) by hand;

(2) by post;

(3) by facsimile, electronic mail, disc or other electronic means;

(4) in a manner of publishing on the website designated by the Company and the Hong Kong Stock Exchange;

(5) in the form of an announcement;

(6) by other means agreed in advance between the Company and the recipient or such other approved means as notified to the recipient; or

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

(5) in the form of an announcement;

(6) by other means agreed in advance between the Company and the recipient or such other approved means as notified to the recipient; or

(7) by any other means approved by the regulatory authority of the place of listing or provided in these Articles of Association.

The “announcements” referred to in these Articles of Association, except as the context otherwise required, shall, in respect of the notices sent to holders of domestic shares or required to be sent in the PRC under the relevant provisions and these Articles of Association, mean the public announcements published on the newspapers and magazines in the PRC as specified by the laws or administrative regulations of the PRC or by the securities regulatory authority under the State Council; or shall, in respect of the notices sent to the holders of foreign shares or required to be sent in Hong Kong under the relevant provisions and these Articles of Association, be sent in accordance with the Hong Kong Listing Rules or other applicable rules and regulations.

......

(6) by other means agreed in advance between the Company and the recipient or such other approved means as notified to the recipient; or

(7) by any other means approved by the regulatory authority of the place of listing or provided in these Articles of Association.

The “announcements” referred to in these Articles of Association, except as the context otherwise required, shall, in respect of the notices sent to holders of domestic shares and holders of unlisted foreign shares or required to be sent in the PRC under the relevant provisions and these Articles of Association, mean the public announcements published on the newspapers and magazines in the PRC as specified by the laws or administrative regulations of the PRC or by the securities regulatory authority under the State Council; or shall, in respect of the notices sent to the holders of foreign shares or required to be sent in Hong Kong under the relevant provisions and these Articles of Association, be sent in accordance with the Hong Kong Listing Rules or other applicable rules and regulations.

......

(7) by any other means approved by the regulatory authority of the place of listing or provided in these Articles of Association.

The “announcements” referred to in these Articles of Association, except as the context otherwise required, shall, in respect of the notices sent to holders of domestic shares and holders of unlisted foreign shares or required to be sent in the PRC under the relevant provisions and these Articles of Association, mean the public announcements published on the newspapers and magazines in the PRC as specified by the laws or administrative regulations of the PRC or by the securities regulatory authority under the State Council; or shall, in respect of the notices sent to the holders of foreign shares or required to be sent in Hong Kong under the relevant provisions and these Articles of Association, be sent in accordance with the Hong Kong Listing Rules or other applicable rules and regulations.

......

Proposed amendments to the Rules of Procedures of the Shareholders’ General Meeting of CNBM

No.	Article no.	Before revision	After revision (with marks)	After revision (clean)

1	20

The notice of a general meeting shall be sent to shareholders (regardless of whether they are entitled to vote at the general meeting) by personal delivery or by prepaid mail. The addresses of the recipients shall be such addresses as shown in the register of members. For holders of domestic-invested shares, such notice of the general meeting may also be given by way of announcement.

......

The notice of a general meeting shall be sent to shareholders (regardless of whether they are entitled to vote at the general meeting) by personal delivery or by prepaid mail. The addresses of the recipients shall be such addresses as shown in the register of members. For holders of domestic-invested shares and holders of unlisted foreign shares, such notice of the general meeting may also be given by way of announcement.

......

The notice of a general meeting shall be sent to shareholders (regardless of whether they are entitled to vote at the general meeting) by personal delivery or by prepaid mail. The addresses of the recipients shall be such addresses as shown in the register of members. For holders of domestic-invested shares and unlisted foreign shares, such notice of the general meeting may also be given by way of announcement.

......

2	67

Shareholders holding different classes of shares shall be class shareholders.

Class shareholders shall enjoy rights and assume obligations pursuant to the provisions of laws, administrative regulations and the Articles of Association.

Shareholders holding different classes of shares shall be class shareholders.

Unless otherwise stipulated by laws and regulations and the Articles of Association, domestic shares and unlisted foreign shares shall be deemed to be the same class of shares. Holders of unlisted foreign shares and holders of domestic shares are the same class of shareholders (especially for the holders of unlisted foreign shares who shall be entitled to participate in and vote at the same class of general meetings with holders of domestic shares and receive the notice convening the same class of general meetings).

Class shareholders shall enjoy rights and assume obligations pursuant to the provisions of laws, administrative regulations and the Articles of Association.

Shareholders holding different classes of shares shall be class shareholders.

Unless otherwise stipulated by laws and regulations and the Articles of Association, domestic shares and unlisted foreign shares shall be deemed to be the same class of shares. Holders of unlisted foreign shares and holders of domestic shares are the same class of shareholders (especially for the holders of unlisted foreign shares who shall be entitled to participate in and vote at the same class of general meetings with holders of domestic shares and receive the notice convening the same class of general meetings).

 Class shareholders shall enjoy rights and assume obligations pursuant to the provisions of laws, administrative regulations and the Articles of Association.